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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Norfolk Southern Corporation

(Name of Registrant as Specified In Its Charter)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Notice and Proxy Statement

Annual Meeting of Stockholders

NORFOLK SOUTHERN CORPORATION

Three Commercial Place, Norfolk, Virginia 23510-2191

Notice of Annual Meeting

of Stockholders to be Held

on Thursday, May 11, 2006

The Annual Meeting of Stockholders of Norfolk Southern Corporation will be held at The Roper Performing Arts Center, 340 Granby Street, Norfolk, Virginia, on Thursday, May 11, 2006, at 10:00 A.M., Eastern Daylight Time, for the following purposes:

1.	Election of three directors to the class whose term will expire in 2009.

2.	Ratification of the appointment of KPMG LLP, independent registered public accounting firm, as Norfolk Southern’s independent auditors for 2006.

3.	Transaction of such other business as properly may come before the meeting.

Only stockholders of record as of the close of business on March 6, 2006, will be entitled to notice of and to vote at the meeting.

By order of the Board of Directors,
DEZORA M. MARTIN
Corporate Secretary

Dated: March 23, 2006

If you do not expect to attend the meeting, you are urged to provide your proxy by marking, dating and signing the enclosed proxy card and returning it in the accompanying envelope, or by submitting your proxy over the telephone or the Internet as more particularly described on the enclosed proxy card. You may revoke your proxy at any time before your shares are voted by following the procedures described in the accompanying Proxy Statement.

Norfolk Southern Corporation

Three Commercial Place

Norfolk, Virginia 23510-2191

March 23, 2006

PROXY STATEMENT

This Proxy Statement and the accompanying proxy card relate to the Board of Directors’ solicitation of your proxy for use at our Annual Meeting of Stockholders to be held on May 11, 2006. We began mailing to you and other stockholders this Proxy Statement and the accompanying proxy card beginning approximately March 23, 2006, in order to furnish information relating to the business to be transacted at the 2006 Annual Meeting. We also included a copy of Norfolk Southern’s 2005 Annual Report and its Form 10-K (referred to together herein as the “annual report”) in the mailing for informational purposes; the annual report is not a part of the proxy solicitation materials.

INFORMATION ABOUT VOTING

Only stockholders of record as of the close of business on March 6, 2006, are entitled to notice of and to vote at the 2006 Annual Meeting. As of the March 6, 2006, record date, 435,134,790 shares of our common stock were issued and outstanding. Of those shares, 414,301,665 shares were owned by stockholders entitled to one vote per share. The remaining 20,833,125 shares were held by Norfolk Southern’s wholly owned subsidiaries, which are not entitled to vote those shares under Virginia law.

As a convenience to you, you may vote by telephone or the Internet in the manner described on the enclosed proxy card. Or, you may vote by mail by marking, dating and signing the enclosed proxy card and returning it to the Bank of New York. Alternatively, you may vote in person at the 2006 Annual Meeting.

If shares are held for you in street name as the beneficial owner through a broker, bank or other nominee record holder, you may vote your shares by submitting your voting instructions to that entity. Please refer to the voting instruction card included with these materials by your broker, bank or other nominee record holder. Your shares may be voted if they are held in street name, even if you do not provide the record holder with voting instructions; brokers, banks and other nominee record holders have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters.

The election of directors and the ratification of the selection of KPMG LLP as Norfolk Southern’s independent registered public accounting firm are considered routine matters for which brokers, banks and other nominee record holders may vote shares they hold in street name, even in the absence of voting instructions from the beneficial owner. When a proposal is not a routine matter and the broker, bank or other nominee record holder has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the nominee record holder cannot vote the shares on that proposal. This is called a “broker non-vote.”

If shares are credited to your account in the Norfolk Southern Corporation Thoroughbred Retirement Investment Plan or the Thrift and Investment Plan, your proxy submitted in the form of a proxy card or over the telephone or Internet serves as voting instructions for the trustee of the plans, Vanguard Fiduciary Trust Company. If you do not submit your proxy by May 8, 2006, the trustee of these plans will vote your shares for each item on the proxy card in the same proportion as the shares that are voted for that item by the other participants in the respective plan.

Any stockholder of record may revoke a previously submitted proxy at any time before the shares are voted by: (a) giving notice of revocation in any manner to Norfolk Southern; (b) submitting subsequent voting instructions over the telephone or the Internet; (c) delivering a validly completed proxy card bearing a later date; or (d) attending the 2006 Annual Meeting and voting in person.

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the 2006 Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

The cost of preparing proxy materials and soliciting proxies will be paid by Norfolk Southern, including the reimbursement, upon request, of trustees, brokerage firms, banks and other nominee record holders for the reasonable expenses they incur to forward proxy materials to beneficial owners. Officers and other regular employees of Norfolk Southern may solicit proxies by telephone, facsimile, electronic mail or personal interview; they receive no additional compensation for doing so. Norfolk Southern has retained Innisfree M&A Incorporated to assist in the solicitation of proxies at an anticipated approximate cost of $10,000 plus reasonable out-of-pocket expenses.

Norfolk Southern currently plans to deliver multiple annual reports and Proxy Statements to multiple record stockholders sharing an address, but intermediaries may choose to deliver a single copy of one or both of these documents. Upon request, we promptly will deliver a separate copy of the annual report or Proxy Statement to a stockholder at a shared address to which a single copy of the document was delivered. If you would like a separate copy of this Proxy Statement or the 2005 annual report now or in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you may contact: Dezora M. Martin, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510 (telephone 757-629-2680).

CONFIDENTIALITY

We have policies in place to safeguard the confidentiality of proxies and ballots. The Bank of New York, New York, N.Y., which we have retained at an estimated cost of $7,200 plus out-of-pocket expenses to tabulate all proxies and ballots cast at the 2006 Annual Meeting, is bound contractually to maintain the confidentiality of the voting process. In addition, each Inspector of Election will have taken the oath required by Virginia law to execute duties faithfully and impartially.

Members of the Board of Directors and employees of Norfolk Southern do not have access to completed proxies or ballots and, therefore, do not know how individual stockholders vote on any matter. However, when a stockholder writes a question or comment on a proxy or ballot, or when there is a need to determine the validity of a proxy or ballot, our management and/or their representatives may be involved in providing the answer to the question or in determining such validity.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1:	ELECTION OF DIRECTORS

At the 2006 Annual Meeting, the terms of four directors will expire: those of Daniel A. Carp, David R. Goode, Steven F. Leer and Harold W. Pote. At its meeting held on January 23, 2006, the Board of Directors amended the Bylaws of Norfolk Southern to increase the number of directors from 11 to 12 and elected Daniel A. Carp to fill the resulting vacancy at the recommendation of the Governance and Nominating Committee. Under Virginia law, the term of a director elected by the Board to fill a vacancy expires at the next stockholders’ meeting at which directors are elected. Neither Mr. Goode nor Mr. Pote are standing for election at the 2006 Annual Meeting. Accordingly, on February 27, 2006, the Board amended the Bylaws effective the date of the 2006 Annual Meeting to reduce the number of directors from 12 to 10. In order to comply with the requirements of Virginia law, Charles W. Moorman, IV, elected in 2005 for a term expiring in 2008, will resign from the class of directors whose terms will expire in 2008, effective upon completion of the election of directors at the Annual Meeting, and has been nominated as director for a new three-year term expiring in 2009; this will result in each class containing as nearly as possible one third of the total number of directors, as required by Virginia law.

Unless you instruct otherwise when you give us your proxy, it will be voted in favor of the election of Messrs. Carp, Leer and Moorman as directors for three-year terms that begin at the 2006 Annual Meeting and continue until the 2009 annual meeting of stockholders or until the election and qualification of their respective successors or their earlier removal or resignation.

If any nominee becomes unable to serve, your proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the Board of Directors will reduce the number of directors.

One nominee for election at this meeting, Daniel A. Carp, previously has not been elected by the stockholders of Norfolk Southern. Mr. Carp was recommended by a third-party director search firm retained by the Governance and Nominating Committee during 2005. Norfolk Southern paid a fee to the firm on behalf of the Governance and Nominating Committee to identify, evaluate and recommend potential candidates for election to the Board of Directors.

So that you have information concerning the independence of the process by which our Board of Directors selected the nominees and directors whose terms will continue after the 2006 Annual Meeting, we confirm, as required by the Securities and Exchange Commission (“SEC”), that (1) there are no family relationships among any of the nominees or directors or among any of the nominees or directors and any officer and (2) there is no arrangement or understanding between any nominee or director and any other person pursuant to which the nominee or director was selected.

Vote Required to Elect a Director:    Under Virginia law and under Norfolk Southern’s Restated Articles of Incorporation, directors are elected at a meeting, so long as a quorum for the meeting exists, by a plurality of the votes cast by the shares entitled to be voted in the election. Shares voted to withhold authority or shares that are not voted are not “cast” for this purpose. You should note that brokers, banks and other nominee record holders have the authority to vote their customers’ shares in the election of directors even if they do not receive instructions as to how to vote in the election.

Nominees—for terms expiring in 2009

Daniel A. Carp	Mr. Carp, 57, Naples, Fla., has been a director since January 23, 2006. He formerly served as Chairman of the Board and Chief Executive Officer of Eastman Kodak Company from 2000 to 2005, having first been appointed as a director in 1997. He served as President and Chief Operating Officer of Eastman Kodak from 1997 to 2000 when he was named President and Chief Executive Officer. Mr. Carp was named Chairman, President and Chief Executive Officer in December of 2000, a position he held until 2003 when he became Chairman and Chief Executive Officer until he retired from Kodak at the end of 2005. He is also a director of Texas Instruments Incorporated and Liz Claiborne Inc.

Steven F. Leer	Mr. Leer, 53, St. Louis, Mo., has been a director since 1999. He has been President and Chief Executive Officer of Arch Coal, Inc., a company engaged in coal mining and related businesses, since 1992. He is also a director of Arch Coal, Inc. and USG Corp.

Charles W. Moorman, IV	Mr. Moorman, 54, Virginia Beach, Va., has been a director since January 25, 2005. He has been Chairman of Norfolk Southern since February 1, 2006, Chief Executive Officer since November 1, 2005, and President since October 2004. Prior thereto he served as Senior Vice President Corporate Planning and Services from December 2003 to October 2004, Senior Vice President Corporate Services from February 2003 to December 2003 and President Thoroughbred Technology and Telecommunications, Inc. from 1999 to November 2004.

Continuing Directors—those whose terms expire in 2008

Gerald L. Baliles

Mr. Baliles, 65, Richmond, Va., has been a director since 1990. He has been a partner since 1990 in the law firm of Hunton & Williams, a business law firm with offices in several major U. S. cities and international offices in Singapore, Brussels, Bangkok, London, Beijing and Hong Kong. Mr. Baliles has announced that he will retire as a partner with Hunton & Williams effective March 31, 2006, to become Director of the Miller Center of Public Affairs at the University of Virginia effective April 1, 2006.

(See information under the “Certain Relationships and Related Transactions” caption on page 20.)

Gene R. Carter	Mr. Carter, 66, Alexandria, Va., has been a director since 1992. He has been Executive Director and Chief Executive Officer of the Association for Supervision and Curriculum Development, one of the world’s largest international education associations, since March 2000, and previously was Executive Director of that organization.

J. Paul Reason	Admiral Reason, 64, District of Columbia, has been a director since 2002. He has been Vice Chairman since September 1, 2005, and Chief Operating Officer since 2000, of Metro Machine Corporation, an employee-owned ship repair company. He is a retired four-star Admiral and former Commander-in-Chief of the U.S. Atlantic Fleet. He is also a director of AMGEN, Inc., Metro Machine Corporation, and Wal-Mart Stores, Inc.

Continuing Directors—those whose terms expire in 2007

Alston D. Correll	Mr. Correll, 64, Atlanta, Ga., has been a director since 2000. He retired as Chairman and Chief Executive Officer of Georgia-Pacific Corporation, a manufacturer and distributor of tissue, pulp, paper, packaging, building products and related chemicals, on January 1, 2006, a position he had held since 1993. He currently serves as non-executive Chairman of the Board of Georgia-Pacific, which now is a privately owned company. He is also a director of SunTrust Banks, Inc., SunTrust Bank, Atlanta, SunTrust Banks of Georgia, Inc. and Mirant Company.

Landon Hilliard

Mr. Hilliard, 66, Oyster Bay Cove, N.Y., has been a director since 1992. He has been a partner in Brown Brothers Harriman & Co., a private bank in New York City, since 1979. He is also a director of Owens-Corning Corporation, Western World Insurance Group, Inc. and Russell Reynolds Associates, Inc.

(See information under the “Certain Relationships and Related Transactions” caption on page 20.)

Burton M. Joyce	Mr. Joyce, 64, South Pasadena, Fla., has been a director since 2003. He has been a director and Chairman of the Board of Directors of IPSCO Inc., a leading steel producer, since 2000, having previously served as Vice Chairman, President and Chief Executive Officer of Terra Industries, Inc. He is also a director of Terra Nitrogen Company LP and Hercules Incorporated.

Jane Margaret O’Brien	Ms. O’Brien, 52, St. Mary’s City, Md., has been a director since 1994. She has been President of St. Mary’s College of Maryland since 1996.

ITEM 2:	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At a meeting held on January 23, 2006, the Audit Committee of the Board of Directors appointed the firm of KPMG LLP (“KPMG”), independent registered public accounting firm, to perform for 2006 the integrated audit of Norfolk Southern’s consolidated financial statements and internal control over financial reporting. KPMG and its predecessors have acted as auditors for Norfolk Southern (and for one of its predecessor companies, Norfolk and Western Railway Company) since 1969.

For the years ended December 31, 2005, and December 31, 2004, KPMG billed Norfolk Southern for the following services:

	2005	2004
Audit Fees[1]	$2,125,000	$2,462,000
Audit-Related Fees[2]	172,000	245,000
Tax Fees[3]	92,000	95,000
All Other Fees	0	0

1Audit Fees include fees for professional services performed by KPMG for the audit of the annual financial statements and the audit of internal control over financial reporting (integrated audit) for Norfolk Southern and its subsidiaries, the review of financial statements included in the Norfolk Southern’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements, and for 2004, the audit of Consolidated Rail Corporation.

2Audit-Related Fees principally include fees for audit-related tax services, employee benefit plan audits, audits of subsidiaries and affiliates and, in 2004, agreed upon procedures related to the receivables securitization program.

3Tax Fees consist principally of general tax advice pertaining to customary business matters.

The Audit Committee requires that management obtain the prior approval of the Audit Committee for all audit and permissible non-audit services to be provided. The Audit Committee considers and approves at each January meeting anticipated audit and permissible non-audit services to be provided during the year, as well as the projected fees for those services. The Audit Committee considers and pre-approves additional audit and permissible non-audit services and fees as needed at each meeting. The Audit Committee has delegated authority to its Chair to pre-approve audit and permissible non-audit services between meetings, provided that the Chair reports any such pre-approval to the Audit Committee at its next meeting. The Audit Committee will not approve non-audit engagements that would violate SEC rules or impair the independence of KPMG. All audit and permissible non-audit services rendered to Norfolk Southern in 2005 were pre-approved in accordance with these procedures.

The Audit Committee of the Board of Directors has considered and concluded that the provision of services other than audit services by KPMG is compatible with maintaining KPMG’s independence.

Representatives of KPMG are expected to be present at the 2006 Annual Meeting, with the opportunity to make a statement if they so desire, and available to respond to appropriate questions.

The Audit Committee recommends, and the Board of Directors concurs, that stockholders vote for the proposal to ratify the selection of KPMG as Norfolk Southern’s independent registered public accounting firm for the year ending December 31, 2006, even though such stockholder approval is not legally required.

Vote Required to Ratify Appointment:    Under Virginia law and under Norfolk Southern’s Restated Articles of Incorporation, actions such as the ratification of the appointment of auditors are approved, so long as a quorum for the meeting exists, if the number of votes cast favoring the action exceeds the number of votes cast opposing the action. Abstentions or shares that are not voted are not “cast” for this purpose. You should note that brokers, banks and other nominee record holders have the authority to vote their customers’ shares on the ratification of the appointment of KPMG as Norfolk Southern’s independent registered public accounting firm even if they do not receive instructions as to how to vote on the matter.

ITEM 3:	OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the 2006 Annual Meeting, other than as noted elsewhere in this Proxy Statement. If any other proposal properly is brought before the 2006 Annual Meeting for a vote, the holders of proxies solicited hereby intend to exercise their discretionary authority to vote on such proposal in accordance with the judgment of the holders of such proxies.

SUPPLEMENTAL INFORMATION

Applicable SEC rules require that we furnish you the following information relating to the oversight and management of Norfolk Southern and to certain matters concerning its Board of Directors and officers who are considered executive officers for purposes of Section 16 of the Securities Exchange Act of 1934 (“Executive Officers”).

BENEFICIAL OWNERSHIP OF STOCK

Based solely on Norfolk Southern’s records and its review of the most recent Schedule 13G filings with the SEC, the following table shows information concerning the persons or groups known to Norfolk Southern to be beneficial owners of more than five percent of Norfolk Southern Corporation’s Common Stock, its only class of voting securities:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	FMR Corporation* 82 Devonshire Street Boston, MA 02109	21,177,197**	5.2%**

*Filing jointly on a voluntary basis are (a) FMR Corp., (b) Edward C. Johnson 3d, and (c) Fidelity Management & Research Company (all filers collectively called “FMR”).

**FMR Corp. reported in its Schedule 13G filing that FMR beneficially owned 5.2% of the Corporation’s Common Stock as of December 31, 2005, and that as of that date it had sole voting power with respect to 4,105,603 such shares, shared voting power with respect to none of such shares, sole investment power with respect to 21,177,197 such shares and shared investment power with respect to none of such shares.

The following table shows, as of January 27, 2006, the beneficial ownership of Norfolk Southern Corporation Common Stock for:

(1)	each director and each nominee;

(2)	the Chief Executive Officer and each of the other four most highly compensated officers, based on the sum of salary and bonus for 2005, from the group of officers designated by the Board of Directors as Executive Officers; and

(3)	all directors and Executive Officers of Norfolk Southern as a group.

Unless otherwise indicated by footnote to the data in the table, all such shares are held with sole voting and investment power, and no director or Executive Officer beneficially owns any equity securities of Norfolk Southern or its subsidiaries other than Norfolk Southern Corporation Common Stock. No one director or Executive Officer owns as much as 1% of the total outstanding shares of Norfolk Southern Corporation Common Stock. All directors and Executive Officers as a group own 1.7% of the total outstanding shares of Norfolk Southern Corporation Common Stock.

Name	Shares of Common Stock	Name	Shares of Common Stock
Gerald L. Baliles	3,000[1]	Charles W. Moorman, IV	426,522[3]
Daniel A. Carp	3,000[1]	Jane Margaret O’Brien	3,000[1]
Gene R. Carter	3,150[1]	Harold W. Pote	4,782[1]
Alston D. Correll	8,000[1]	J. Paul Reason	3,189[1]
David R. Goode	3,182,032[2]	L. I. Prillaman	711,399[4]
Landon Hilliard	11,000[1]	Stephen C. Tobias	834,847[5]
Burton M. Joyce	5,000[1]	Henry C. Wolf	708,804[6]
Steven F. Leer	4,200[1]

23 Directors and Executive Officers as a group (including the persons named above)			7,653,940[7]

1Includes a one-time grant of 3,000 shares to each non-employee director on January 1, 1994, or when that director was first elected to the Board thereafter. These grants were made pursuant to the Directors’ Restricted Stock Plan; the director may vote these shares, but has no investment power over them until they are distributed (see information under the “Directors Restricted Stock Plan” caption on page 15). Also includes 5,000 shares over which Mr. Correll, 1,593 shares over which Mr. Pote, 1,200 shares over which Mr. Leer, 100 shares over which Mr. Carter, and 100 shares over which Mr. Reason share voting and investment power with another individual. Includes 50 shares as to which Mr. Carter disclaims beneficial ownership.

2Includes 13,395 shares credited to Mr. Goode’s account in Norfolk Southern’s Thrift and Investment Plan; 50,019 Performance Shares and Exercise Gain Shares held by Norfolk Southern under share retention agreements pursuant to Norfolk Southern’s Long-Term Incentive Plan over which Mr. Goode possesses voting power but has no investment power until the shares are distributed; 2,363,280 shares subject to stock options granted pursuant to Norfolk Southern’s

Long-Term Incentive Plan with respect to which Mr. Goode has the right to acquire beneficial ownership within 60 days; 313,000 Restricted Shares awarded to Mr. Goode pursuant to Norfolk Southern’s Long-Term Incentive Plan over which Mr. Goode possesses voting power but has no investment power until the restriction period lapses; and 942 shares over which Mr. Goode shares voting and investment power.

3Includes 2,098 shares credited to Mr. Moorman’s account in Norfolk Southern’s Thrift and Investment Plan; 7,145 Performance Shares and Exercise Gain Shares held by Norfolk Southern under share retention agreements pursuant to Norfolk Southern’s Long-Term Incentive Plan over which Mr. Moorman possesses voting power but has no investment power until the shares are distributed; 274,076 shares subject to stock options granted pursuant to Norfolk Southern’s Long-Term Incentive Plan with respect to which Mr. Moorman has the right to acquire beneficial ownership within 60 days; 112,500 Restricted Shares awarded to Mr. Moorman pursuant to Norfolk Southern’s Long-Term Incentive Plan over which Mr. Moorman possesses voting power but has no investment power until the restriction period lapses; and 80 shares over which Mr. Moorman shares voting and investment power.

4Includes 11,752 shares credited to Mr. Prillaman’s account in Norfolk Southern’s Thrift and Investment Plan; 12,954 Performance Shares and Exercise Gain Shares held by Norfolk Southern under share retention agreements pursuant to Norfolk Southern’s Long-Term Incentive Plan over which Mr. Prillaman possesses voting power but has no investment power until the shares are distributed; 416,554 shares subject to stock options granted pursuant to Norfolk Southern’s Long-Term Incentive Plan with respect to which Mr. Prillaman has the right to acquire beneficial ownership within 60 days; and 117,000 Restricted Shares awarded to Mr. Prillaman pursuant to Norfolk Southern’s Long-Term Incentive Plan over which Mr. Prillaman possesses voting power but has no investment power until the restriction period lapses.

5Includes 17,700 shares credited to Mr. Tobias’ account in Norfolk Southern’s Thrift and Investment Plan; 13,390 Performance Shares and Exercise Gain Shares held by Norfolk Southern under share retention agreements pursuant to Norfolk Southern’s Long-Term Incentive Plan over which Mr. Tobias possesses voting power but has no investment power until the shares are distributed; 563,366 shares subject to stock options granted pursuant to Norfolk Southern’s Long-Term Incentive Plan with respect to which Mr. Tobias has the right to acquire beneficial ownership within 60 days; and 117,000 Restricted Shares awarded to Mr. Tobias pursuant to Norfolk Southern’s Long-Term Incentive Plan over which Mr. Tobias possesses voting power but has no investment power until the restriction period lapses.

6Includes 13,178 shares credited to Mr. Wolf’s account in Norfolk Southern’s Thrift and Investment Plan; 12,258 Performance Shares and Exercise Gain Shares held by Norfolk Southern under share retention agreements pursuant to Norfolk Southern’s Long-Term Incentive Plan over which Mr. Wolf possesses voting power but has no investment power until the shares are distributed; 465,000 shares subject to stock options granted pursuant to Norfolk Southern’s Long-Term Incentive Plan with respect to which Mr. Wolf has the right to acquire beneficial ownership within 60 days; and 117,000 Restricted Shares awarded to Mr. Wolf pursuant to Norfolk Southern’s Long-Term Incentive Plan over which Mr. Wolf possesses voting power but has no investment power until the restriction period lapses.

7Includes 96,156 shares credited to Executive Officers’ individual accounts under Norfolk Southern’s Thrift and Investment Plan. Also includes: 121,819 Performance Shares and Exercise Gain Shares held by Norfolk Southern for such officers under share retention agreements pursuant to

Norfolk Southern’s Long-Term Incentive Plan over which the officer possesses voting power but has no investment power until the shares are distributed; 5,282,694 shares subject to stock options granted to Executive Officers pursuant to Norfolk Southern’s Long-Term Incentive Plan with respect to which the optionee has the right to acquire beneficial ownership within 60 days; 1,092,330 Restricted Shares awarded to Executive Officers pursuant to Norfolk Southern’s Long-Term Incentive Plan over which they possess voting power but no investment power until the restriction period lapses; and 1,172 shares over which Executive Officers share voting and investment power.

The following table shows, as of January 27, 2006, the number of Stock Units held by each non-management director under the Outside Directors’ Deferred Stock Unit Program and NS Stock Units held by those non-management directors who have made elections under the Directors’ Deferred Fee Plan to defer all or a portion of compensation into “phantom” units whose value is measured by the market value of shares of the Norfolk Southern Corporation Common Stock (together, “Stock Units”). A more detailed discussion of director compensation can be found beginning on page 14. A Stock Unit represents the economic equivalent of a share of Common Stock and serves to align the directors’ individual financial interests with the interests of Norfolk Southern’s stockholders because the value of the directors’ holdings fluctuates with the price of Norfolk Southern Corporation Common Stock. Stock Units ultimately are settled in cash.

Name	Number of Stock Units[1]	Shares of Common Stock[2]	Total Number of Stock Units and Shares of Common Stock
Gerald L. Baliles	38,793	3,000	41,793
Daniel A. Carp	3,000	3,000	6,000
Gene R. Carter	39,082	3,150	42,232
Alston D. Correll	39,231	8,000	47,231
Landon Hilliard	36,362	11,000	47,362
Burton M. Joyce	14,394	5,000	19,394
Steven F. Leer	42,790	4,200	46,990
Jane Margaret O’Brien	34,757	3,000	37,757
Harold W. Pote	45,935	4,782	50,717
J. Paul Reason	19,545	3,189	22,734

1Includes (a) the grant in each of the years 1996 through 2006 of Stock Units to each non-employee director and (b) the crediting, effective June 1, 1996, of Stock Units representing the actuarially determined present value of the retirement benefit that all non-employee directors serving on the date of the 1996 Annual Meeting of Stockholders agreed to forego. Stock Units are credited to a separate memorandum account maintained for each director and are administered in accordance with the Corporation’s Outside Directors’ Deferred Stock Unit Program (see information under the “Outside Directors’ Deferred Stock Unit Program” caption on page 15). Where applicable, also includes NS Stock Units credited to the accounts of directors who have elected under the Directors’ Deferred Fee Plan to defer all or a portion of compensation into “phantom” units whose value is measured by the market value of shares of Norfolk Southern Corporation Common Stock, but which ultimately will be settled in cash, not in shares of Common Stock. NS Stock Units have been available under the Directors’ Deferred Fee Plan as a hypothetical investment option since January 1, 2001.

2Figures in this column are based on the beneficial ownership table that appears on page 9.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires Norfolk Southern’s directors and Executive Officers and any persons beneficially owning more than 10 percent of a class of Norfolk Southern’s stock to file reports of beneficial ownership and changes in beneficial ownership (Forms 3, 4 and 5) with the SEC. One Form 4 for an Executive Officer, L. I. Prillaman, should have been filed in 2005 to report the transfer of fund units in Norfolk Southern’s Thrift and Investment 401(k) Plan into other investment options available to the participant. The Form 4 was not timely filed due to an administrative error, but the error was corrected in an amended Form 4 in 2005. Based solely on its review of copies of Forms 3, 4 and 5 available to it, or written representations that no Forms 5 were required, Norfolk Southern believes that all required Forms concerning 2005 beneficial ownership, other than the above, were filed on time by all directors and Executive Officers.

BOARD OF DIRECTORS

Composition and Attendance

On January 31, 2006, the Board of Directors of Norfolk Southern consisted of twelve members. Effective the date of the 2006 Annual Meeting, the Board will consist of ten members (see “Election of Directors” on page 3). The Board is divided into three classes. The members of each class are elected for a term of three years and, at the conclusion of the 2006 Annual Meeting, each class, provided its members are duly elected, will contain as nearly as possible an equal number of directors, as required by Norfolk Southern’s Restated Articles of Incorporation. The Board met six times in 2005. Each director attended not less than 75% of the aggregate number of meetings of the Board and meetings of all committees on which such director served.

Corporate Governance

The Board of Directors has adopted Corporate Governance Guidelines that, among other matters, require that the non-management members of the Board (the “outside” directors) meet at least twice a year without members of management present. The Lead Director, currently Mr. Hilliard, has been designated to preside at such meetings of the outside directors. Stockholders who wish to contact the outside directors may do so by contacting the Lead Director, c/o Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510-9219. All communications directed to the Lead Director at this address will be forwarded to him. Any such communications clearly marked “CONFIDENTIAL” will be forwarded, unopened, to the Lead Director.

The Corporate Governance Guidelines also describe the Board’s policy with respect to director attendance at the Annual Meeting of Stockholders, which is that, to the extent possible, each director is expected to attend the Annual Meeting of Stockholders. All of Norfolk Southern’s then current directors attended the 2005 Annual Meeting of Stockholders.

The Board has approved and adopted a Code of Ethics that applies to all directors, officers and employees of Norfolk Southern, and a Code of Ethical Conduct for Senior Financial Officers that applies to specified financial officers. Each of these documents is available on Norfolk Southern’s website at www.nscorp.com in the “Investors” section under “Corporate Governance.” Any stockholder may request printed copies of the Corporate Governance Guidelines, Code of Ethics or Code of Ethical Conduct for Senior Financial Officers by contacting: Dezora M. Martin, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510-9219 (telephone 757-629-2680).

Director Independence

As required by the New York Stock Exchange, the Board of Directors has considered whether individual directors are independent. A director is considered “independent” if the Board determines that the director has no material relationship with Norfolk Southern (directly or as a partner, stockholder or officer of an organization that has a relationship with Norfolk Southern). The Board makes such determinations after full deliberation, considering all relevant facts and circumstances. To aid in its evaluation of director independence, the Board has adopted categorical independence standards. An individual director is “independent,” unless the Board determines otherwise, if, during the last three years, none of the following relationships has existed between Norfolk Southern and such director:

•	the director is an employee, or an immediate family member of the director is an Executive Officer, of Norfolk Southern or any of its consolidated subsidiaries;

•	the director or an immediate family member of the director receives more than $100,000 in direct compensation from Norfolk Southern or any of its consolidated subsidiaries, other than director and committee fees and deferred compensation for prior service (provided such deferred compensation is not contingent in any way on continued service);

•	the director is affiliated with or employed by, or an immediate family member of the director is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of Norfolk Southern or any of its consolidated subsidiaries;

•	the director or an immediate family member is employed as an executive officer of another company where one of Norfolk Southern’s Executive Officers serves as a director and sits on that company’s compensation committee;

•	the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of a company that makes payments to, or receives payments from, Norfolk Southern or any of its consolidated subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•	the director is an executive officer or compensated employee, or an immediate family member of the director is an executive officer, of a charitable organization that receives donations from Norfolk Southern, any of its consolidated subsidiaries or the Norfolk Southern Foundation in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such charitable organization’s donations.

For purposes of these categorical standards, “immediate family member” has the definition set forth in the New York Stock Exchange’s Listing Standards, as amended from time to time.

The Board has determined that all current directors (including nominees) other than Mr. Goode and Mr. Moorman satisfy the above categorical standards and qualify as independent directors of Norfolk Southern. Mr. Moorman serves as Chairman, President and Chief Executive Officer and President of Norfolk Southern and therefore is not an independent director. Mr. Goode, who will retire from the board when his current term expires at the 2006 Annual Meeting, was Chairman, President and Chief Executive Officer of Norfolk Southern within the past three years and, therefore, is not an independent director. Because Mr. Goode is not standing for election at the 2006 Annual Meeting, Mr. Moorman will be the only member of the Board who is not an independent director as of that date.

Retirement Policy

Under Norfolk Southern’s Corporate Governance Guidelines, a director must retire effective as of the date of the annual meeting that falls on or next follows the date of that director’s 72nd birthday.

Compensation

Retainer and Fees.    In 2005, each member of the Board of Directors, other than Mr. Goode and Mr. Moorman, received a quarterly retainer for services of $8,000 and a quarterly fee of $9,000 for serving on at least two committees, plus expenses in connection with attendance at such meetings. On January 24, 2006, the Board of Directors approved increased compensation for the outside members of the Board of Directors. The quarterly retainer paid to each member of the Board of Directors, other than Mr. Goode and Mr. Moorman, for service on the Board was increased to $12,500. The quarterly fee paid to each member of the Board of Directors, other than Mr. Goode and Mr. Moorman, for serving on at least two committees was increased to $10,000, plus expenses in connection with attending the committee meetings. Mr. Goode and Mr. Moorman received no compensation for Board or committee service in 2005 and will not receive compensation for Board or committee service in 2006.

Directors’ Deferred Fee Plan.    A director may elect to defer receipt of all or a portion of compensation. Amounts deferred are credited to a separate memorandum account maintained in the name of each participating director. Amounts deferred before January 1, 2001, earn a fixed rate of interest, which is credited to the account at the beginning of each quarter. In general, the fixed interest rate is determined on the basis of the director’s age at the time of the deferral: under age 45, 7%; age 45-54, 10%; age 55-60, 11%; and over age 60, 12%. The total amount so credited for amounts deferred before January 1, 2001, (including interest earned thereon) is distributed in ten annual installments beginning in the year following the year in which the participant ceases to be a director.

Amounts deferred on or after January 1, 2001, are credited with variable earnings and/or losses based on the performance of hypothetical investment options selected by the director. The hypothetical investment options include NS Stock Units and various mutual funds as crediting indices. NS Stock Units are “phantom” units whose value is measured by the market value of shares of Norfolk Southern Corporation Common Stock, but the units ultimately will be settled in cash, not in shares of Norfolk Southern Corporation Common Stock. Amounts deferred on or after January 1, 2001, will be distributed in accordance with the director’s elected distribution option in one lump sum or a stream of annual cash payments over 5, 10 or 15 years. During 2005, seven directors participated in the Directors’ Deferred Fee Plan.

Norfolk Southern’s commitment to accrue and pay interest and/or earnings on amounts deferred is facilitated by the purchase of corporate-owned life insurance with the directors as insureds under the policies. If the Board of Directors determines at any time that changes in the law affect Norfolk Southern’s ability to recover the cost of providing the benefits payable under the Directors’ Deferred Fee Plan, the Board, in its discretion, may reduce the interest and/or earnings on deferrals to a rate not less than one half the rate otherwise provided for in the Directors’ Deferred Fee Plan.

Directors’ Restricted Stock Plan.    Each non-employee director receives a grant of 3,000 shares of Restricted Stock upon election to the Board. Restricted Stock is registered in the name of the director, who has all rights of ownership (including the right to vote the shares and receive dividends); however, Restricted Stock may not be sold, pledged or otherwise encumbered during a restriction period which (a) begins when the Restricted Stock is granted and (b) ends on the earlier of (i) the date the director dies or (ii) six months after the director becomes disabled or retires.

Outside Directors’ Deferred Stock Unit Program.    Each non-employee director was granted 3,000 Stock Units effective January 27, 2006. It is anticipated that, from time to time, non-employee directors may be granted additional Stock Units in an amount sufficient to assure that their total annual compensation for services is competitive.

Stock Units in each director’s memorandum account are credited with dividends as paid on Norfolk Southern Corporation Common Stock, and the amount credited is converted into additional Stock Units, including fractions thereof, based on the mean of the high and low trading prices of Norfolk Southern Corporation Common Stock on the dividend payment date.

Upon leaving the Board, a director will receive the value of the Stock Units in this memorandum account in cash either in a lump sum payment or in ten annual installments, in accordance with an election made by each director. The amount of a lump-sum payment is determined on the basis of the mean of the high and low trading prices of Norfolk Southern Corporation Common Stock on the last business day of the month following the director’s cessation of service. The amount of installment payments is determined annually by reference to the mean of the high and low trading prices on the third business day following the first public announcement of earnings for the preceding year. During the ten-year period over which installments are paid, Stock Units in the memorandum account at any time that have not been paid in cash will be credited with dividends as paid on Norfolk Southern Corporation Common Stock.

Directors’ Charitable Award Program.    Each director is entitled to nominate one or more tax-exempt institutions to receive up to $500,000 from Norfolk Southern in five equal annual installments following the director’s death. Directors are entitled to designate up to $100,000 per year of service until the $500,000 cap is reached. Another $500,000 will be paid by Norfolk Southern to the Norfolk Southern Foundation in the director’s name following the director’s death.

The Directors’ Charitable Award Program supports, in part, Norfolk Southern’s long-standing commitment to contribute to educational, cultural and other appropriate charitable institutions and to encourage others to do the same. It is funded, and its costs are expected to be recovered, through corporate-owned life insurance on the directors.

Because Norfolk Southern makes the charitable contributions (and is entitled to the related deduction) and is the owner and the beneficiary of the life insurance policies, directors derive no direct financial benefit from this Program. Amounts the Norfolk Southern Foundation receives under this Program may reduce what Norfolk Southern otherwise would contribute from general corporate resources to support the Foundation’s activities.

Directors’ Physical Examinations.    Each non-employee director is entitled to reimbursement for a physical examination, up to $10,000 per calendar year. The chief executive officer and certain other executive officers also are eligible for such reimbursement.

Committees

Each year, not later than at its organizational meeting that usually follows the Annual Meeting of Stockholders, the Board of Directors appoints members to its committees. In May 2005, the Board appointed members to the Executive Committee, the Governance and Nominating Committee, the Finance Committee, the Audit Committee and the Compensation Committee. The charter of each of the committees, approved by the Board of Directors, requires that it evaluate its performance at least annually, considering such issues as its effectiveness, its size and composition, the quality of information and presentations given by management, the suitability of its duties and such other issues as the committee deems appropriate. Copies of these committee charters are available on Norfolk Southern’s website, www.nscorp.com, in the “Investors” section under “Corporate Governance.” Any stockholder may request printed copies of one or more of the committee charters by contacting: Dezora M. Martin, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510-9219 (telephone 757-629-2680).

The Executive Committee met twice in 2005; at year-end, its members were Harold W. Pote, Chair, Gerald L. Baliles, Gene R. Carter, David R. Goode, Landon Hilliard and Jane Margaret O’Brien. Mr. Moorman replaced Mr. Goode on the Executive Committee effective February 1, 2006. When the Board is not in session, and except as otherwise provided by law, the Executive Committee has and may exercise all the authority of the Board, including the authority to declare a quarterly dividend on Norfolk Southern Corporation Common Stock at the rate of the quarterly dividend most recently declared by the Board. All actions taken by the Executive Committee are reported to the Board at its meeting next following such action and are subject to revision or alteration by the Board. The Executive Committee is governed by a written charter last adopted by the Board effective January 1, 2005.

The Governance and Nominating Committee met six times in 2005; at year-end its members were Landon Hilliard, Chair, Gerald L. Baliles, Alston D. Correll, Steven F. Leer and Harold W. Pote. All members of the Governance and Nominating Committee are independent (see information under “Director Independence” on page 13). The Governance and Nominating Committee is governed by a written charter last adopted by the Board effective January 1, 2005. This committee’s duties include:

•	recommending to the Board qualified individuals to be nominated either as additional members of the Board or to fill any vacancy on the Board;

•	recommending to the Board qualified individuals to be elected as officers of Norfolk Southern;

•	recommending the adoption of and any amendments to the Corporate Governance Guidelines;

•	overseeing Norfolk Southern’s charitable giving;

•	monitoring Norfolk Southern’s relations with stockholders;

•	monitoring corporate governance trends and practices and making recommendations to the Board of Directors concerning corporate governance issues; and

•	monitoring legislative developments relevant to Norfolk Southern and overseeing efforts to affect legislation and other public policy.

As described in the Corporate Governance Guidelines, the Governance and Nominating Committee considers potential candidates to be nominated for election as directors, whether recommended by a stockholder, director, member of management or consultant retained for that purpose, and recommends nominees to the Board. The Governance and Nominating Committee reviews the current biography of the potential candidate and additional information provided by the individual or group that recommended the candidate for consideration. The Governance and Nominating Committee fully considers the qualifications of all candidates and recommends the nomination of individuals who, in the Governance and Nominating Committee’s judgment, will best serve the long-term interests of all stockholders. In the judgment of the Governance and Nominating Committee and the Board, all director nominees recommended by the Governance and Nominating Committee should, at a minimum:

•	be of high ethical character and have personal and professional reputations consistent with the image and reputation of Norfolk Southern;

•	have experience as senior executives of public companies or leaders of large organizations, including charitable and governmental organizations, or have other experience at a strategy or policy setting level that would be beneficial to Norfolk Southern;

•	be able to represent all stockholders of Norfolk Southern in an objective and impartial manner; and

•	have time available to devote to Board activities.

It is the intent of the Governance and Nominating Committee and the Board that at least one director on the Board will qualify as an “audit committee financial expert,” as that term is defined in regulations of the SEC.

The Governance and Nominating Committee retained a third-party director search firm during 2005 to identify, evaluate and recommend potential candidates for election to the Board of Directors.

The Governance and Nominating Committee will consider director candidates recommended by stockholders. Any such recommendation should include biographical information on the candidate including all positions held as an employee, officer, partner, director or ten percent owner of all organizations, whether for profit or not-for-profit, and other relevant experience, a description of any relationship between the candidate and the recommending stockholder, a statement requesting that the Board consider nominating the individual for election as a director, written consent of the proposed candidate to being named as a nominee and proof of the recommending stockholder’s stock ownership. Recommendations by stockholders must be in writing and addressed to the Chair of the Governance and Nominating Committee, c/o Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510-9219. So that the Governance and Nominating Committee will have adequate time to consider all candidates, stockholder recommendations must be received no later than November 23, 2006, in order to be considered for nomination for election at the 2007 Annual Meeting of Stockholders. As an alternative to recommending a candidate for the Governance and Nominating Committee’s consideration, a stockholder may directly nominate an individual for election as director. Unless required by SEC regulations, stockholder nominees will not appear in Norfolk Southern’s Proxy Statement or on the proxy card for the annual meeting. Stockholders wishing to nominate an individual for election as a director at an annual meeting must comply with specific Bylaw provisions, which are available on Norfolk Southern’s website, www.nscorp.com, in the “Investors” section under “Corporate Governance.”

The Finance Committee met five times in 2005; at year-end, its members were Gerald L. Baliles, Chair, Alston D. Correll, Landon Hilliard, Steven F. Leer and J. Paul Reason. The Finance Committee is governed by a written charter last adopted by the Board effective January 1, 2005. This committee’s duties include:

•	developing guidelines and overseeing implementation of policies concerning Norfolk Southern’s capital structure;

•	making recommendations to the Board concerning an annual investment policy for the assets of the pension fund of Norfolk Southern’s retirement plan and the engagement of investment management firms to manage designated portions of such assets within the framework of the investment policy; and

•	developing a process for reviewing the performance of the investment managers, receiving and reviewing reports on the investment performance and actuarial valuations of the pension fund and transmitting to the Board material information with regard thereto.

The Compensation Committee met seven times in 2005; at year-end, its members were Gene R. Carter, Chair, Burton M. Joyce, Jane Margaret O’Brien and Harold W. Pote. Daniel A. Carp was appointed to the Compensation Committee effective January 23, 2006. All members of the Compensation Committee are independent (see information under “Director Independence” on page 13). The Compensation Committee is governed by a written charter last adopted by the Board effective January 1, 2005. This committee’s duties include:

•	considering and making recommendations to the Board concerning Norfolk Southern’s executive compensation programs, including recommended compensation for directors and annual salaries for those officers whose salaries are fixed by the Board;

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation and considering and recommending to the independent members of the Board the compensation of the Chief Executive Officer based on an evaluation of the Chief Executive Officer’s performance relative to those corporate goals and objectives;

•

considering and making recommendations to the Board concerning the adoption and administration of any management incentive bonus plan, deferred compensation plan or other similar plan of Norfolk Southern, including personnel eligible to participate and the method of calculating bonuses, deferred compensation amounts or awards under any such plan;

•	producing a Compensation Committee report on executive compensation as required by the SEC to be included in Norfolk Southern’s annual proxy statement;

•	considering and making recommendations to the Board of Directors concerning the adoption and administration of any long-term incentive plan or other similar plan of Norfolk Southern, including personnel eligible to participate and the method of calculating awards under any such plan;

•	overseeing the employee retirement or investment plans and other qualified plans of Norfolk Southern intended to provide retirement or post-retirement benefits; and

•	making any other compensation decisions for which it is desirable to achieve the protections afforded by Section 162(m) of the Internal Revenue Code or by other laws or regulations that may be or become relevant in this area and in which only “disinterested” directors may participate.

The Audit Committee met eleven times in 2005; at year-end its members were Jane Margaret O’Brien, Chair, Gene R. Carter, Burton M. Joyce and J. Paul Reason. Daniel A. Carp was appointed to the Audit Committee effective January 23, 2006. The Board has determined that all current members of the Audit Committee are independent (see information under “Director Independence” on page 13) and satisfy all additional requirements for service on an audit committee, as defined by the applicable rules of the New York Stock Exchange and the SEC, and no member of the Audit Committee serves on more than three public company audit committees. While other members of the Audit Committee may also qualify, the Board has determined that Burton M. Joyce, who is a member of the Audit Committee, qualifies as an “audit committee financial expert,” as that term is defined by SEC rules.

The Audit Committee is governed by a written charter adopted by it on November 21, 2005, and last approved by the Board on November 22, 2005. A copy of the Audit Committee’s charter is attached to this Proxy Statement as Appendix A. This committee’s duties include:

•	assisting Board oversight of the accuracy and integrity of Norfolk Southern’s financial statements, financial reporting process and internal control systems;

•	engaging an independent registered public accounting firm (subject to stockholder ratification) based on an assessment of their qualifications and independence, and pre-approving all fees associated with their engagement;

•	evaluating the efforts and effectiveness of Norfolk Southern’s independent registered public accounting firm and Internal Audit Department, including their independence and professionalism;

•	facilitating communication among the Board, the independent registered public accounting firm, Norfolk Southern’s financial and senior management and its Internal Audit Department;

•	assisting Board oversight of Norfolk Southern’s compliance with applicable legal and regulatory requirements; and

•	preparing the “Audit Committee Report” that SEC rules require be included in Norfolk Southern’s annual proxy statement.

Audit Committee Report

Before Norfolk Southern’s Annual Report on Form 10-K for the year ended December 31, 2005, was filed with the SEC, the Audit Committee of the Board of Directors reviewed and discussed with management Norfolk Southern’s audited financial statements for the year ended December 31, 2005.

The Audit Committee has discussed with KPMG LLP, Norfolk Southern’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards 61, “Communications with Audit Committees,” as amended.

The Audit Committee also has received from KPMG LLP and reviewed the written independence affirmation and disclosures fulfilling the requirements of the New York Stock Exchange and Independence Standards Board Standard No. 1, and has discussed with KPMG LLP their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in Norfolk Southern’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC.

2005 Members of the Audit Committee

Jane Margaret O’Brien, Chair

Gene R. Carter, Member

Burton M. Joyce, Member

J. Paul Reason, Member

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2005, Norfolk Southern paid the law firm of Hunton & Williams, in which Mr. Baliles is a partner, for legal services. These fees were less than 0.1% of the gross revenues of Hunton & Williams for 2005. Mr. Baliles has announced that he will retire as a partner with Hunton & Williams effective March 31, 2006, to become Director of the Miller Center of Public Affairs at the University of Virginia effective April 1, 2006.

Norfolk Southern maintains various banking relationships with Brown Brothers Harriman & Co. (“Brown Brothers”), in which Mr. Hilliard is a partner, on bases that are consistent with normal financial and banking practices. All transactions are entered into in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other banks. Brown Brothers was paid fees for managing a portion of the assets of Norfolk Southern’s pension fund and fees for brokerage and custodial services rendered to the Norfolk Southern Foundation in 2005. The total fees paid by Norfolk Southern to Brown Brothers in 2005 were less than 0.1% of the gross revenues of Brown Brothers for fiscal year 2005.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during 2005 were Mr. Carter, Chair, Mr. Joyce, Ms. O’Brien and Mr. Pote. There were no reportable business relationships between Norfolk Southern and these individuals.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the cash compensation paid, as well as certain other compensation accrued or paid, to the Chief Executive Officer and to each of the other four most highly compensated Executive Officers of Norfolk Southern in 2005 (together, the “Named Executive Officers”), for service in all capacities to Norfolk Southern and its subsidiaries by the Named Executive Officers in the fiscal years ending December 31, 2005, 2004 and 2003.

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary[1] ($)	Bonus[1] ($)	Other Annual Compensation[2] ($)	Restricted Stock Awards[3] ($)	Securities Underlying Options[4] (#)	LTIP Payouts[5] ($)	All Other Compensation[6] ($)
David R. Goode Former Chairman and Chief Executive Officer[7]	2005 2004 2003	1,000,000 1,000,000 1,000,000	2,000,000 2,000,000 1,672,000	556,225 587,901 493,484	3,746,600 3,568,000 3,142,400	110,000 160,000 310,000	5,772,840 2,740,788 1,458,605	67,553 151,125 159,528

Charles W. Moorman, IV Chairman, President and Chief Executive Officer[7]	2005 2004 2003	650,000 368,750 285,000	975,000 238,260 141,040	35,485 17,981 15,423	3,065,400 334,500 392,800	45,000 30,000 30,000	721,605 328,895 182,326	17,705 9,596 10,532

L. I. Prillaman Vice Chairman and Chief Marketing Officer	2005 2004 2003	575,000 575,000 525,000	718,750 718,750 548,625	110,327 83,451 75,366	2,384,200 1,115,000 982,000	35,000 50,000 80,000	1,804,013 877,052 364,651	87,604 59,924 48,882

Stephen C. Tobias Vice Chairman and Chief Operating Officer	2005 2004 2003	575,000 575,000 575,000	718,750 718,750 600,875	266,673 201,177 191,804	2,384,200 1,115,000 982,000	35,000 50,000 80,000	1,804,013 877,052 364,651	22,389 55,746 65,031

Henry C. Wolf Vice Chairman and Chief Financial Officer	2005 2004 2003	575,000 575,000 575,000	718,750 718,750 600,875	218,432 239,598 228,895	2,384,200 1,115,000 982,000	35,000 50,000 80,000	1,804,013 877,052 364,651	18,282 79,869 84,680

1Includes any salary or bonus award elected to be received on a deferred basis.

2Includes the amount by which the interest accrued on salary and bonuses deferred under the Officers’ Deferred Compensation Plan exceeds 120% of the applicable Federal long-term rate provided under Section 1274(d) of the Internal Revenue Code; for 2005, these amounts were: for Mr. Goode, $235,511; Mr. Moorman, $5,937; Mr. Prillaman, $37,025; Mr. Tobias, $167,562; and Mr. Wolf, $190,916. Includes tax absorption payments in 2003, 2004 and 2005 for payments made on behalf of the listed individuals for executive life insurance policies. Also includes amounts reimbursed for the payment of taxes on personal benefits. Includes personal use of Norfolk Southern’s aircraft, as permitted by resolution of the Board of Directors; for 2005, the associated amounts were: for Mr. Goode, $149,506 and Mr. Tobias, $54,700 calculated on the basis of the aggregate incremental cost of such use to Norfolk Southern. Aggregate incremental cost is calculated as the weighted-average, before-tax cost of fuel, crew hotels and meals, aircraft maintenance and other variable costs.

3Includes the value of Restricted Shares awarded pursuant to the Long-Term Incentive Plan based on the closing price of Norfolk Southern Corporation Common Stock on the effective dates of grant: February 3, 2003, January 30, 2004, and January 28, 2005. During the restriction period, the holder of Restricted Shares receives any dividends paid on Norfolk Southern Corporation Common Stock and has voting power, but not investment power, over the underlying common stock. Also includes the value of Restricted Stock Units awarded pursuant to the Restricted Stock Unit Plan based on the closing price of Norfolk Southern Corporation Common Stock on the dates of grant: February 3, 2003, January 30, 2004, and January 28, 2005. During the restriction period, the holder of a Restricted Stock Unit will receive a cash payment equivalent to any dividend paid on Norfolk Southern Corporation Common Stock. The Restricted Shares and Restricted Stock Units awarded in 2003 were subject to a three-year restriction period, those awarded in 2004 were subject to a three-year restriction period and those awarded in 2005 were subject to a five-year restriction period (three years if specified performance criteria are achieved). As of December 30, 2005, the aggregate value of all Restricted Shares held was: for Mr. Goode, $11,566,140; Mr. Moorman, $3,362,250; Mr. Prillaman, $4,572,660; Mr. Tobias, $4,572,660; and Mr. Wolf, $4,572,660. As of December 30, 2005, the aggregate value of all Restricted Stock Units held was: for Mr. Goode, $7,710,760; Mr. Moorman, $2,241,500; Mr. Prillaman, $3,048,440; Mr. Tobias, $3,048,440; and Mr. Wolf, $3,048,440.

4Options were granted without tandem Stock Appreciation Rights.

5Represents the value of the “earn out” pursuant to the Performance Share Unit feature of Norfolk Southern’s Long-Term Incentive Plan for periods ended December 31, 2005, 2004 and 2003 (for 2005, Performance Shares were earned for achievements in the three-year period 2003-2005; for 2004, Performance Shares were earned for achievements in the three-year period 2002-2004; and for 2003, Performance Shares were earned for achievements in the three-year period 2001-2003).

6For 2005, includes (i) contributions of $6,302 to Norfolk Southern’s 401(k) plan on behalf of each of the Named Executive Officers and (ii) total premiums paid on individually owned executive life insurance policies (converted from former “split dollar” life insurance policies) on behalf of: Mr. Goode, $61,251; Mr. Moorman, $11,403; Mr. Prillaman, $81,302; Mr. Tobias, $16,087; and Mr. Wolf, $11,980.

7During 2005, Mr. Goode served as Chairman and Chief Executive Officer until his retirement from the Chief Executive Officer position effective November 1, 2005, and his retirement from the Chairman position effective February 1, 2006. Mr. Moorman succeeded Mr. Goode as Norfolk Southern’s Chief Executive Officer effective November 1, 2005, in addition to continuing in his position as Norfolk Southern’s President; Mr. Moorman succeeded Mr. Goode as Chairman effective February 1, 2006.

Long-Term Incentive Plan

Norfolk Southern’s Long-Term Incentive Plan, as last approved by stockholders in 2005, provides for the award of Incentive Stock Options, Non-qualified Stock Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units and Performance Share Units to directors, officers and other key employees of Norfolk Southern and its subsidiaries. The Compensation Committee administers the plan and has sole discretion, except as the Committee may have delegated to the Chief Executive Officer, to interpret the plan; to select plan participants; to determine the type, size, terms and conditions of awards under the plan; to authorize the grant of such awards; and to adopt, amend and rescind rules relating to the plan. Except for capital adjustments such as stock splits, the exercise price of a stock option granted under the plan may not be decreased after the option is granted, nor may any outstanding option be modified or replaced through cancellation if the effect would be to reduce the price of the option, unless such repricing, modification or replacement is approved by Norfolk Southern’s stockholders.

Stock Options

The following table shows information concerning the grant in 2005 of stock options under the Long-Term Incentive Plan to each Named Executive Officer:

Option/SAR* Grants in Last Fiscal Year

Individual Grants					Grant Date Value
Name	Number of Securities Underlying Options Granted[1] (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price[2] ($ Per Share)	Expiration Date	Grant Date Present Value[3] ($)
D. R. Goode	110,000	8.13%	34.10	01/27/2015	1,357,400
C. W. Moorman, IV	45,000	3.32%	34.10	01/27/2015	555,300
L. I. Prillaman	35,000	2.59%	34.10	01/27/2015	431,900
S. C. Tobias	35,000	2.59%	34.10	01/27/2015	431,900
H. C. Wolf	35,000	2.59%	34.10	01/27/2015	431,900

*No SARs were granted in 2005.

1These options (of which the first 2,932 granted to each Named Executive Officer are Incentive Stock Options and the remainder are Non-qualified Stock Options) were granted as of January 28, 2005, and are exercisable as of January 28, 2006. Dividend equivalents are paid in cash on unexercised options for five years in an amount equal to, and commensurate with, dividends paid on Norfolk Southern Corporation Common Stock.

2The exercise price (Fair Market Value on the effective date of grant) may be paid in cash or in shares of Norfolk Southern Corporation Common Stock (previously owned by the optionee for at least one year next preceding the date of exercise) valued at Fair Market Value on the date of exercise.

3In accordance with SEC regulations, the present value of the option grant on the date of grant was determined using the Black-Scholes model. The actual amount, if any, a Named Executive Officer may realize upon exercise depends on the stock price on the exercise date; consequently, there is no assurance that the amount realized upon exercise will be at or near the monetary value determined under the Black-Scholes model. We used the following measures and assumptions under the Black-Scholes model to calculate the present value of each option grant on the date of grant:

(a)	a stock volatility factor of .2509: volatility was determined by an outside compensation consultant using monthly data averaged over the 36-month period January 1, 2003, through December 31, 2005;

(b)	a dividend yield of 1.39%: yield was determined using monthly data averaged over the 36-month period January 1, 2003, through December 31, 2005;

(c)	a risk-free rate of return of 4.47% equal to the 10-year Treasury strip rate on December 31, 2005; and

(d)	an assumption that the option will be exercised during its ten-year term.

The foregoing produces a Black-Scholes factor of 0.3620 and a resulting present value of $12.34 for each share of Norfolk Southern Corporation Common Stock subject to the 2005 option grant; the factor and resulting present value have not been adjusted to reflect (i) that options could not be exercised during the first year of their 10-year term and (ii) the payment of dividend equivalents on unexercised options.

The following table shows information concerning the exercise of options by each Named Executive Officer during 2005 and information regarding unexercised options held by each as of December 31, 2005:

Aggregated Option/SAR Exercises in Last Fiscal Year

and FY-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#)		Value of Unexercised In-the-Money Options/SARs at FY-End[1] ($)
			Exercisable*	Unexercisable	Exercisable	Unexercisable
D. R. Goode	406,720	8,941,147	2,373,280	110,000	52,599,862	1,181,950
C. W. Moorman, IV	6,720	82,455	298,280	45,000	6,930,051	483,525
L. I. Prillaman	320,350	6,704,415	381,554	35,000	7,231,028	376,075
S. C. Tobias	323,634	7,198,344	528,366	35,000	10,843,823	376,075
H. C. Wolf	169,515	2,560,577	566,389	35,000	13,517,569	376,075

*Reports, for each Named Executive Officer, the total number of unexercised options that have passed the first anniversary of their grant date.

1Equal to the mean of the high and low trading prices of Norfolk Southern Corporation Common Stock on the New York Stock Exchange on December 30, 2005 ($44.845), less the exercise prices of in-the-money options, multiplied by the number of such options.

Performance Share Units

Performance Share Units (“PSUs”) entitle a recipient to receive performance-based compensation at the end of a three-year performance cycle (2005-2007) based on Norfolk Southern’s performance during that three-year period. Under the 2005 PSU awards, corporate performance will be measured using three predetermined and equally weighted standards; that is, each of the following performance areas will serve as the basis for earning up to one third of the total number of PSUs granted: (1) three-year average return on average capital invested (“ROACI”), (2) three-year average operating ratio and (3) three-year total return to stockholders. A more detailed discussion of these performance criteria can be found in the Compensation Committee Report under the caption “Long-Term Incentive Compensation,” beginning on page 31.

The following table shows information concerning the grant in 2005 of PSUs under Norfolk Southern’s Long-Term Incentive Plan to each Named Executive Officer:

Long-Term Incentive Plan—Awards in Last Fiscal Year

(Performance Share Units)

Name	Number of Shares, Units or Other Rights[1] (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts under Non-Stock Price-Based Plans
			Threshold (#)	Target[2] (#)	Maximum (#)
D. R. Goode	110,000	01/01/05- 12/31/07	0	80,300	110,000
C. W. Moorman, IV	45,000	01/01/05- 12/31/07	0	32,850	45,000
L. I. Prillaman	35,000	01/01/05- 12/31/07	0	25,550	35,000
S. C. Tobias	35,000	01/01/05- 12/31/07	0	25,550	35,000
H. C. Wolf	35,000	01/01/05- 12/31/07	0	25,550	35,000

1At the election of the Compensation Committee, PSUs that are earned may be satisfied in cash or in shares of Norfolk Southern Corporation Common Stock (or in some combination of the two).

2The Long-Term Incentive Plan does not provide a performance target for earning PSUs under this feature of the Plan; consequently, this column represents 73% of the maximum potential number of PSUs that can be earned which, in accordance with SEC rules, is the percentage actually earned under the plan at the end of the performance cycle that ended on December 31, 2005.

Pension Plans

The following table shows the estimated annual retirement benefits payable on a qualified joint-and-survivor-annuity basis in specified remuneration and years of creditable service classifications under Norfolk Southern’s qualified defined benefit pension plans, as well as non-qualified supplemental pension plans that provide benefits otherwise denied participants because of applicable Internal Revenue Code limitations on qualified plan benefits. It is assumed, for purposes of the table, that an individual retired in 2005 at age 65 (normal retirement age) with the maximum allowable Railroad Retirement Act annuity. The benefits shown are in addition to amounts payable under the Railroad Retirement Act.

	Years of Creditable Service
Remuneration	20	25	30	35	40
$ 300,000	$70,842	$89,394	$109,358	$129,498	$150,434
400,000	100,842	126,894	154,358	181,998	210,434
500,000	130,842	164,394	199,358	234,498	270,434
600,000	160,842	201,894	244,358	286,998	330,434
700,000	190,842	239,394	289,358	339,498	390,434
800,000	220,842	276,894	334,358	391,998	450,434
900,000	250,842	314,394	379,358	444,498	510,434
1,000,000	280,842	351,894	424,358	496,998	570,434
1,100,000	310,842	389,394	469,358	549,498	630,434
1,200,000	340,842	426,894	514,358	601,998	690,434
1,300,000	370,842	464,394	559,358	654,498	750,434
1,400,000	400,842	501,894	604,358	706,998	810,434
1,500,000	430,842	539,394	649,358	759,498	870,434
1,600,000	460,842	576,894	694,358	811,998	930,434
1,700,000	490,842	614,394	739,358	864,498	990,434
1,800,000	520,842	651,894	784,358	916,998	1,050,434
1,900,000	550,842	689,394	829,358	969,498	1,110,434
2,000,000	580,842	726,894	874,358	1,021,998	1,170,434
2,100,000	610,842	764,394	919,358	1,074,498	1,230,434
2,200,000	640,842	801,894	964,358	1,126,998	1,290,434
2,300,000	670,842	839,394	1,009,358	1,179,498	1,350,434
2,400,000	700,842	876,894	1,054,358	1,231,998	1,410,434
2,500,000	730,842	914,394	1,099,358	1,284,498	1,470,434
2,600,000	760,842	951,894	1,144,358	1,336,998	1,530,434
2,700,000	790,842	989,394	1,189,358	1,389,498	1,590,434
2,800,000	820,842	1,026,894	1,234,358	1,441,998	1,650,434

Under the pension plans, covered compensation includes salary and bonus; each officer can expect to receive an annual retirement benefit equal to average annual compensation for the five most highly compensated years out of the last ten years of creditable service multiplied by the number that is equal to 1.5% of total years of creditable service, but not in excess of 60% of such average compensation, less an offset for the annual Railroad Retirement Act annuity.

On September 25, 2001, the Board of Directors approved agreements between Norfolk Southern and each of Messrs. Prillaman, Tobias and Wolf, providing enhanced pension benefits in exchange for each individual’s continued employment with Norfolk Southern for an additional two years. A form of these agreements was filed as an exhibit to Norfolk Southern’s Form 10-Q for the quarter ended September 30, 2001. Because Messrs. Prillaman, Tobias and Wolf remained employed with Norfolk Southern through September 30, 2003, each has received an additional three years of creditable service and his benefit is based on average annual compensation for the three most highly compensated years, instead of the five most highly compensated years, out of the last ten years of creditable service. On January 24, 2006, the Board of Directors approved a Retirement Agreement between Norfolk Southern and Mr. Goode (described below), which provides that Mr. Goode’s pension benefit also is based on average annual compensation for the three most highly compensated years, instead of the five most highly compensated years, out of the last ten years of creditable service.

As of January 1, 2006, Mr. Moorman’s five-year average annual compensation was $621,845 and he had approximately 33 years of creditable service. As of January 1, 2006, the respective three-year average compensation and approximate years of creditable service (including the additional three years of service for Messrs. Prillaman, Tobias and Wolf pursuant to the enhanced pension benefit agreements) for the other Named Executive Officers were: Mr. Goode, $2,703,620 and 40 years; Mr. Prillaman, $1,138,784 and 39 years; Mr. Tobias, $1,201,097 and 39 years; Mr. Wolf, $1,201,097 and 36 years.

Retirement Agreement

On January 24, 2006, the Norfolk Southern Corporation Board of Directors approved a Retirement Agreement between Norfolk Southern Corporation and David R. Goode. The Retirement Agreement calls for Mr. Goode to provide consulting services to Norfolk Southern for a five-year period beginning on March 1, 2006, relating to (1) transition of Mr. Goode's duties and responsibilities to his successor; (2) strategic acquisitions, dispositions, capital raising activities and major financings; (3) compensation matters; (4) business strategy planning; and (5) public speaking engagements and other public appearances on behalf of Norfolk Southern. In the Retirement Agreement, Mr. Goode also agreed not to compete with Norfolk Southern or solicit employees or customers away from the company for five years and agreed to waive his rights under his change-in-control agreement. In return, the Retirement Agreement provides Mr. Goode with the enhanced pension benefits described above under “Pension Plans.”

On January 24, 2006, the Compensation Committee of Norfolk Southern's Board of Directors approved a Waiver Agreement between Norfolk Southern Corporation and Mr. Goode. The Waiver Agreement provides for the modification of the terms of 81,036 Restricted Shares granted to Mr. Goode in 2004 and 2005 under the Long-Term Incentive Plan, and 54,023.6 Restricted Stock Units granted to Mr. Goode in 2004 and 2005 under the Restricted Stock Unit Plan, which Mr. Goode otherwise would have forfeited upon retirement. Under the Waiver Agreement, these Restricted Shares and Restricted Stock Units remain subject to their applicable restriction period, except in the event of death, and a non-compete provision until January 29, 2007, with respect to the Restricted Shares and Restricted Stock Units granted in 2004, and January 27, 2010, with respect to the Restricted Shares and Restricted Stock Units granted in 2005.

Copies of the Retirement Agreement and the Waiver Agreement were filed as exhibits to Norfolk Southern’s Form 8-K dated January 27, 2006.

Change-in-Control Arrangements

In 1996, the Board of Directors approved change-in-control agreements between Norfolk Southern and each of the Named Executive Officers (as well as with certain other key employees). A form of these agreements, the terms of which were reviewed by outside legal counsel to Norfolk Southern, was filed as an exhibit to Norfolk Southern’s 2001 Annual Report on Form 10-K. In connection with the Retirement Agreement described above, Mr. Goode waived his rights under his change-in-control agreement. The agreements provide the following economic protections in the event of an involuntary or other specified termination during the twenty-four month period following a change-in-control of Norfolk Southern: (a) severance compensation payments equal, in the case of each Named Executive Officer, to three times the sum of their Base Pay and Incentive Pay (most other covered employees are entitled to receive a lower multiple of Base Pay and Incentive Pay); (b) redemption of outstanding Performance Share Units and of outstanding, vested, but by their terms otherwise non-exercisable options (subject to restrictions, if any, in the case of persons, such as each Named Executive Officer, imposed under Section 16 of the Securities Exchange Act of 1934) and payment of dividend equivalents on outstanding options and Performance Share Units; (c) payment of an amount equal to the present value of the projected value of amounts deferred under the Officers' Deferred Compensation Plan or the Executives’ Deferred Compensation Plan; (d) eligibility for certain Benefits (principally medical, insurance and death benefits) for up to three years following Termination; and (e) certain additional service credit under Norfolk Southern's retirement plans. The Agreements also provide for payment of any Federal excise tax that may be imposed on payments made pursuant to these Agreements.

As consideration for these agreements, and to help encourage management continuity, the Named Executive Officers agreed not to engage in competing employment for a period of three years from the date they executed the agreements and, if they accept benefits payable or provided under the agreements, one year from their termination date. Each of these agreements is terminable by either party on twenty-four months’ notice; however, the term of the prohibition on engaging in competing employment is not affected by termination of an agreement.

In 2002, the Board of Directors agreed to abide by a stockholder approved proposal that future severance agreements with senior executives that exceed 2.99 times the sum of the executive’s base salary plus bonus require stockholder approval.

COMPENSATION COMMITTEE REPORT

This report describes the compensation philosophy of Norfolk Southern’s Compensation Committee with respect to the compensation of Executive Officers, the components of Norfolk Southern’s compensation program and the manner in which 2005 compensation determinations were made for the Named Executive Officers.

The Compensation Committee was composed entirely of independent directors and met seven times during 2005. Among other things, the Compensation Committee was responsible in 2005 for recommending to the Board the salaries of Executive Officers, administering Norfolk Southern’s annual cash incentive plans (the Executive Management Incentive Plan and the Management Incentive Plan), the Restricted Stock Unit Plan and the Long-Term Incentive Plan.

BASE SALARY:    Although the Board believes that a substantial portion of each Executive Officer’s total compensation should be “performance-based,” both it and the Compensation Committee seek to assure that the base salaries of the Executive Officers are competitive with those earned by individuals in comparable positions.

Specifically, the Compensation Committee compares the Chief Executive Officer’s base salary to base salaries paid to chief executive officers of other U.S. corporations of comparable size and other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Performance Graph). This data is compiled by Norfolk Southern’s Human Resources Department and by outside compensation consultants retained by the Compensation Committee.

The Compensation Committee believes generally that the Chief Executive Officer’s salary should be set between the 25th and 50th percentile of the base salaries paid to chief executive officers of other U.S. corporations of comparable size and competitively (within the mid-range of compensation practice) with those of the chief executive officers of the other holding companies of Class I railroads. Mr. Goode and Mr. Moorman made no recommendation concerning, nor did they play any role in determining, their respective base salaries (or other compensation). These compensation decisions were made by the independent members of the Board at sessions without Mr. Goode or Mr. Moorman present.

The independent members of the Board determined Mr. Goode’s salary based on their assessment of Norfolk Southern’s performance, including its total operating revenues and net income, and market considerations, and did not base its determination on the application of any specific formula. For 2005, Mr. Goode did not receive a salary increase, which maintained his base salary between the 25th and the 50th percentile of the base salaries paid to chief executive officers of other U.S. corporations of comparable size and competitively (within the mid-range of compensation practice) with those of the chief executive officers of the other holding companies of Class I railroads. This decision was made considering his annual and long-term compensation.

Mr. Moorman’s salary was not changed upon his promotion to Chief Executive Officer effective November 1, 2005. Effective January 1, 2006, Mr. Moorman’s salary was increased to $750,000 upon the approval of the independent members of the Board in recognition of his expanded duties and responsibilities as Chief Executive Officer, which placed his base salary below the 25th percentile of the base salaries paid to chief executive officers of other U.S. corporations of comparable size. This decision was made considering his annual and long-term compensation.

The base salaries of the other Named Executive Officers—as well as all other Executive Officers—were evaluated, principally by Mr. Goode with respect to 2005, relative to survey data of base salaries for comparable positions at a large number of U.S. corporations of comparable size, including but not limited to those included in the S&P 500 Index and S&P Railroad Index;

both of these indices are included in the Performance Graph. This data was compiled by Norfolk Southern’s Human Resources Department and by outside compensation consultants retained by the Compensation Committee. The Compensation Committee’s general intention is to set the base salaries of Executive Officers around the 50th percentile of their peers in the respective groups with whom they are compared. With respect to 2005 base salaries, Mr. Goode discussed with the Compensation Committee the specific contributions and performance of each of the Executive Officers, including each of the Named Executive Officers. Based on these discussions, comparative salary data and each Executive Officer’s performance in light of the length of service in his or her current position, Mr. Goode made 2005 base salary recommendations that were submitted for Compensation Committee and Board approval. Effective January 1, 2006, the salaries of Messrs. Prillaman, Tobias and Wolf were increased based on their individual performance and the competitiveness of their compensation compared to executives holding similar positions in comparable organizations.

ANNUAL INCENTIVE COMPENSATION:    Norfolk Southern provides annual incentive compensation through the Executive Management Incentive Plan (EMIP), which is designed and administered to ensure that a significant portion of each Executive Officer’s total annual cash compensation is based on Norfolk Southern’s annual financial performance. For 2005, awards to Executive Officers, including Named Executive Officers, under EMIP, and to participants in Norfolk Southern’s Management Incentive Plan (MIP), are paid, if at all, based on Norfolk Southern’s performance relative to two pre-determined criteria: operating ratio for the year and pre-tax net income. The performance standards relative to these two criteria are established by the Compensation Committee not later than the end of the first month of each incentive year.

Part of the Compensation Committee’s philosophy is that, to the extent Norfolk Southern achieves EMIP goals, the total of each Executive Officer’s base salary and EMIP award should become increasingly competitive with the total annual cash compensation paid by comparable organizations. In years in which those goals are not realized, the Executive Officers will receive less or no incentive pay.

Specifically, 2005 incentive pay opportunities for Mr. Goode were determined by the Compensation Committee by comparing Mr. Goode’s total annual cash compensation with that paid to the chief executive officers of other U.S. corporations of comparable size. The Compensation Committee determines incentive pay opportunities for the other Executive Officers annually based on its review of the annual cash compensation of comparable positions at companies of comparable size, including but not limited to those identified in the Performance Graph. Mr. Moorman’s incentive pay opportunities for 2005 were not changed upon his promotion to Chief Executive Officer effective November 1, 2005.

Using that criteria, in November 2004, the Compensation Committee set Mr. Goode’s target 2005 incentive opportunity at 200% of his 2005 base salary, Mr. Moorman’s at 150% of his 2005 base salary and Mr. Prillaman’s, Mr. Tobias’ and Mr. Wolf’s at 125% of their 2005 base salary. Actual payments, if any, are based on the extent to which established performance standards are achieved.

For 2005, all Executive Officers earned 100% of their individual target incentive opportunity EMIP awards, and each of the other officers and key employees earned 100% of their individual target incentive opportunity EMIP or MIP awards, as applicable.

As a result, total 2005 cash compensation—2005 base salary and 2005 EMIP awards paid in 2006—earned by Mr. Goode was positioned at approximately the 68th percentile of other U.S. corporations of comparable size.

LONG-TERM INCENTIVE COMPENSATION:    For 2005, the Board and the Compensation Committee believed that a substantial component of each Executive Officer’s total direct compensation should be based on and reflect Norfolk Southern’s efficient use of assets, its profitability and the total returns (stock price appreciation and dividends) to its stockholders. This objective was supported through the making of annual grants of stock options, Performance Share Units and Restricted Shares under the Long-Term Incentive Plan (LTIP) and Restricted Stock Units under the Restricted Stock Unit Plan (RSUP) to each Executive Officer, including each of the Named Executive Officers.

For 2005 awards, LTIP authorized awards of stock options, Performance Share Units, Restricted Shares and other equity-based incentive awards. RSUP provides for the grant of Restricted Stock Units, the value of which is measured by the fair market value of Norfolk Southern Corporation Common Stock and which are payable in cash upon satisfaction of applicable restrictions. These LTIP and RSUP arrangements are intended to ensure that the longer-term financial interests of the Executive Officers are directly aligned with those of Norfolk Southern’s stockholders. Specifically, LTIP is intended to provide Executive Officers with the opportunity to acquire a meaningful beneficial stock ownership in Norfolk Southern and RSUP is intended to provide Executive Officers with compensation reflecting the total returns to stockholders without providing actual stock ownership.

In determining LTIP and RSUP awards for 2005, the Compensation Committee considered the total direct compensation historically generated by long-term awards and the recipients’ other compensation (base salary, annual incentive compensation) as they relate to comparable positions in U.S. companies of comparable size. The mix of long-term awards varies from year to year to reflect, among other things, the relative expected value of each type of award. The number of stock options, Performance Share Units, Restricted Shares and Restricted Stock Units granted in 2005 was determined so as to place the total compensation of Mr. Goode and the other Executive Officers, contingent upon the achievement of specified corporate performance, around the 75th percentile of total compensation for their respective peer groups. Mr. Moorman’s long-term awards for 2005 were not changed upon his promotion to Chief Executive Officer effective November 1, 2005.

At its January 2005 meeting, the Compensation Committee granted stock options under LTIP to each of the Executive Officers and to other officers and key employees at an exercise price equal to the fair market value of the shares on the effective date of grant. These options are exercisable during a ten-year period following the date of grant, after a one-year vesting period has elapsed. On all stock options granted in 2005 to the Executive Officers, for the first five years following the date stock options are granted, Norfolk Southern pays dividend equivalents in cash to each Executive Officer on unexercised options equal to the dividend paid on Norfolk Southern Corporation Common Stock.

At the same January 2005 meeting, the Compensation Committee granted Performance Share Units under LTIP that provide the Executive Officers and other officers and key employees the opportunity to earn awards (that will be paid either in cash or in shares of Norfolk Southern Corporation Common Stock, or in some combination thereof) during the first quarter of 2008. The number of Performance Share Units actually payable to recipients is based on criteria specified in LTIP—specifically, Norfolk Southern’s three-year (i.e., 2005-2007) average Return on Average Capital Invested, three-year average Operating Ratio and three-year Total Stockholder Return, evaluated relative to performance measures established by the Compensation Committee and set out in the schedules below. One-third of the Performance Share Units granted in 2005 are available to be earned based on each of the three performance criteria.

2005-2007 Cycle Total Stockholder Return (“TSR”) vs. S&P 500		2005-2007 Cycle Return on Average Capital Invested (“ROACI”)
Three-Year Average TSR vs. S&P 500	Percentage of Performance Share Units Earned	Three-Year Average ROACI	Percentage of Performance Share Units Earned
90th percentile and above 80th 70th 60th 50th 40th 30th 25th and below	100% 90% 85% 80% 75% 50% 30% 0%	19% and above 18% 17% 16% 15% 14% 13% 12% 11% 10% Below 10%	100% 90% 80% 70% 60% 50% 40% 30% 20% 10% 0%

2005-2007 Cycle Operating Ratio (“OpR”)
Three-Year NS Average OpR	Percentage of Performance Share Units Earned
70% or below 75% 80% 85% Above 85%	100% 75% 50% 25% 0%

Also at the January 2005 meeting, the Compensation Committee granted Restricted Shares under LTIP to the Executive Officers, and to other officers and key employees. The Restricted Shares are subject to a five-year restriction period (three years if specified performance criteria are achieved), during which the holder has voting power but not investment power over the shares and receives dividends on the shares as declared on Norfolk Southern Corporation Common Stock.

The Compensation Committee also granted Restricted Stock Units under RSUP to each of the Executive Officers in 2005. The Restricted Stock Unit awards are subject to a five-year restriction period (three years if specified performance criteria are achieved), during which Norfolk Southern pays in cash to each Executive Officer dividend equivalents on the Restricted Stock Units equal to the dividend paid on Norfolk Southern Corporation Common Stock.

For 2005, Mr. Goode was granted options (including 2,932 Incentive Stock Options that may receive capital gains treatment) on 110,000 shares of Norfolk Southern Corporation Common Stock, 66,000 Restricted Shares, 44,000 Restricted Stock Units and the opportunity to earn up to 110,000 Performance Share Units; Mr. Moorman was granted options (including 2,932 Incentive Stock Options that may receive capital gains treatment) on 45,000 shares of Norfolk Southern Corporation Common Stock, 54,000 Restricted Shares, 36,000 Restricted Stock Units and the opportunity to earn up to 45,000 Performance Share Units; the other three Named Executive Officers as a group were awarded options (including in the case of each such officer, 2,932 Incentive Stock Options that may receive capital gains treatment) on a total of 105,000 shares of Norfolk Southern Corporation Common Stock, 126,000 Restricted Shares, 84,000 Restricted Stock Units and the opportunity to earn up to 105,000 Performance Share Units.

OTHER COMPENSATION:    As described under the “Pension Plans” caption, Norfolk Southern maintains a supplemental pension plan that provides benefits to Executive Officers otherwise denied under Norfolk Southern’s defined benefit pension plan because of applicable Internal Revenue Code limitations on qualified plan benefits. This supplemental pension plan is designed to assist in retaining Executive Officers by ensuring that they receive the benefit of continued service to Norfolk Southern. In addition, in January 2006, the Compensation Committee approved an agreement between Norfolk Southern and Mr. Goode related to Mr. Goode’s retirement, as described under the “Retirement Agreement” caption on page 27.

In summary, the Compensation Committee believes that the compensation program for Executive Officers, including the Named Executive Officers, was designed to offer opportunities competitive with those of similar positions at comparable American corporations. More importantly, the Compensation Committee believes that each Executive Officer’s compensation was appropriately structured and administered so that a substantial component of total compensation is dependent upon, and directly related to, Norfolk Southern’s efficient use of assets, its profitability and the total returns to its stockholders.

Section 162(m) of the Internal Revenue Code generally limits to $1 million the corporate federal income tax deduction for “non-performance based” compensation paid in a year to any of the Executive Officers. Norfolk Southern’s executive compensation program has been carefully considered in light of the applicable tax rules. Accordingly, Norfolk Southern amended the Long-Term Incentive Plan in 2005 with stockholder approval to permit the grant of performance-based compensation that meets the requirements of Section 162(m). However, the Board and the Compensation Committee believe that tax-deductibility is but one factor to be considered in fashioning an appropriate compensation package for executives. The Compensation Committee reserves and will continue to exercise its discretion in this area so as to serve the best interests of Norfolk Southern and its stockholders.

2005 Members of the Compensation Committee

Gene R. Carter, Chair

Burton M. Joyce, Member

Jane Margaret O’Brien, Member

Harold W. Pote, Member

PERFORMANCE GRAPH*

The line graph below compares the yearly percentage change in the cumulative total stockholder return on Norfolk Southern Corporation Common Stock, the cumulative total return of the S&P Composite-500 Stock Price Index and the S&P Railroad Stock Price Index for the five-year period commencing December 31, 2000, and ending December 31, 2005. This data is furnished by Bloomberg Financial Markets.

*Assumes that the value of the investment in Norfolk Southern Corporation Common Stock and each index was $100 on December 31, 2000, and that all dividends were reinvested.

STOCKHOLDER PROPOSALS

Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with SEC regulations and with Norfolk Southern’s Bylaws. Any such proposal for the 2007 Annual Meeting of Stockholders must comply with applicable regulations and be received by the Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510-9219, as follows:

To be eligible for inclusion in Norfolk Southern’s proxy statement and form of proxy, it must be received no later than November 23, 2006; or to be eligible to be presented from the floor for vote at the meeting (but not intended for inclusion in Norfolk Southern’s proxy materials), it must be received during the period that begins December 2, 2006, and ends February 10, 2007.

By order of the Board of Directors,
DEZORA M. MARTIN
Corporate Secretary

NORFOLK SOUTHERN CORPORATION

CHARTER

OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Committee’s Role and Purpose

The Audit Committee (Committee) is a standing committee, the chair and members of which are appointed annually by the Board of Directors not later than at its Organizational Meeting. The Committee meets a minimum of four times per year, establishes its own procedures (including designating a chair, if necessary) and acts by majority vote when at least a quorum is present. In general, the Committee’s function is to assist the Board in discharging fully its statutory and fiduciary responsibilities with respect to oversight of the Corporation’s financial statements and reports, internal controls and related matters. The Committee also facilitates communication among the Board, the independent registered public accounting firm, the Corporation’s financial and senior management and its Internal Audit Department.

While the Committee has oversight responsibilities and powers as set forth in this Charter, it is not the responsibility of the Committee to prepare the Corporation’s financial statements or to plan or conduct audits to determine if such statements are complete, accurate and in accordance with Generally Accepted Accounting Principles (GAAP). This is the responsibility of Management and the independent registered public accounting firm. Management also is responsible for compliance with applicable laws, regulations, internal controls and procedures, and with the Corporation’s disclosure controls and procedures, internal operating and compliance policies, and codes of conduct and ethics.

Accordingly, the Committee’s purpose includes, without limitation:

(a)	Assisting board oversight of the:

•	accuracy and integrity of the Corporation’s financial statements and periodic financial reports, and

•	the Corporation’s compliance with legal and regulatory requirements;

(b)	Direct responsibility for the engagement of independent registered public accounting firm based on an assessment of their qualifications and independence;

(c)	Evaluation of the performance of the independent registered public accounting firm and internal audit function; and

(d)	Preparation of the “Audit Committee Report” required by SEC rules to be included in the Corporation’s annual proxy statement.

Committee Membership

The Board’s policy requires that the Committee must consist of no fewer than three directors, each of whom satisfies all requirements, applicable at the time, of the Securities and Exchange Commission (SEC) and of the New York Stock Exchange (NYSE). No member may be a serving executive officer of the Corporation. Each member must be free of any relationship that would interfere with the exercise of her or his independent judgment and must meet the Board’s definition of “independence” and “financial literacy,” and at least one member must have accounting or related financial management expertise. Additionally, if a Committee member serves on the audit committee of more than three public companies, the Committee and the Board must determine that such simultaneous service does not impair the ability of such member to effectively serve on the Corporation’s Audit Committee. The Committee seeks to maintain at least one member who is an “audit committee financial expert” as defined by the SEC. Committee members shall accept directors’ fees as their sole form of compensation from the Corporation.

Principal Committee Duties, Responsibilities and Powers

The Committee will have the full cooperation of Management, including unrestricted access, in the Committee’s sole discretion, to personnel, books and records, and shall have all the resources it deems necessary. The Committee shall have sole power and authority to engage and evaluate the independent registered public accounting firm and other outside counsel and experts. The Corporation shall provide funding, as determined by the Committee, for payment of such auditors or advisors.

Among the Committee’s principal duties and responsibilities, which it discharges as a fiduciary, are the following:

(1)	Oversee the services, activities and independence of the Corporation’s independent registered public accounting firm. To carry out this responsibility, to the extent (a) required by law or by applicable rules or regulations of the SEC, NYSE, Financial Accounting Standards Board (FASB) or other body with jurisdiction, or (b) the Committee determines is appropriate, the Committee:

•	has sole authority to engage, evaluate and, if necessary, replace the independent registered public accounting firm (subject to shareholder ratification, as applicable);

•	will pre-approve all audit and non-audit services of the independent registered public accounting firm; review the annual audit plan (including scope, staffing, reliance on Management and general audit approach); approve estimates of and final fees for such services; and evaluate the extent to which the provision of services is consistent with auditor independence;

•

annually, obtain and review a report from the independent registered public accounting firm describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality review, or peer review, of the firm, or by any inquiry or investigation of governmental or professional authorities, within the preceding five years, respecting any audit carried out by the firm, and any steps taken to deal with any such issues; all relationships between the independent registered public accounting firm and the Corporation;

•	annually, review and discuss with the independent registered public accounting firm all matters required at the time by (a) Statement on Auditing Standards (SAS) No. 61 and (b) the written disclosures required by the Independent Standards Board Standard No. 1 (as either may be amended, supplemented or superseded) regarding the auditors’ independence;

•	prior to the filing of the Corporation’s quarterly and annual financial statements and reports with the SEC, meet to review the financial statements with the independent registered public accounting firm (for quarterly information, as required by SAS No. 100 (formerly SAS No. 71), as it may be amended, supplemented or superseded), including significant findings prepared by the independent registered public accounting firm regarding applicability of accounting principles and practices, the adequacy of internal controls over financial reporting and disclosure controls and procedures, and receive the independent registered public accounting firm’s review letter or audit opinion, as applicable, on such statements and reports;

•	quarterly, meet with the independent registered public accounting firm to review those matters required at the time by SAS No. 61 (as may be amended, supplemented or superseded), including all critical accounting policies and practices, all alternative treatments of financial information and disclosures within GAAP that have been discussed with Management, and the ramifications of such alternative disclosures and treatments, the disclosure or treatment preferred by the auditors, and other material written communications between the independent registered public accounting firm and Management;

•	periodically, meet privately with the independent registered public accounting firm to review any audit problems, difficulties, significant disagreements with Management regarding financial statement presentation or content, and Management’s response, and determine whether the independent registered public accounting firm have been subject, either directly or indirectly, to any action to fraudulently influence, coerce, manipulate or mislead the auditors;

•	will set clear hiring policies for employees or former employees of the independent registered public accounting firm;

(2)	Oversee the activities of Management in its preparation of the Corporation’s financial statements and related financial disclosures. To carry out this responsibility, to the extent it deems appropriate, the Committee will:

•	prior to the filing of the Corporation’s quarterly and annual financial statements and reports with the SEC, meet to review and discuss with Management: (1) financial statements, (2) an advanced draft of the MD&A, (3) the adequacy of internal controls over financial reporting and disclosure controls and procedures, and (4) other information that could significantly affect the quality of such statements and reports;

•	quarterly, review and discuss with Management all critical accounting policies and estimates identified by Management;

•	quarterly, review the existence and substance of significant accruals, reserves or other financial reporting judgments that, in the opinion of Management or the independent registered public accounting firm, had or may have a material impact on the financial statements, and any significant changes in accounting and financial reporting standards proposed by the SEC, NYSE, FASB, or other body having regulatory jurisdiction;

•	discuss earnings press releases, as well as any financial information and earnings guidance provided to analysts and rating agencies;

•	quarterly, discuss CEO and CFO certifications of the Corporation’s financial statements and reports;

•	annually, receive and review the Report of Management, assessing the effectiveness of internal control over financial reporting and reporting on updates to the Compendium of Internal Controls;

•	periodically, meet privately with the chief financial officer and the controller to discuss any matters that require confidential and/or discreet discussion, review and/or handling.

(3)	Periodically review with Management the areas of greatest risk to the operations and financial results of the Corporation, such as safety of operations, environmental regulations, major pending litigation, matters pertaining to financing costs and credit ratings, tax issues, any other major financial risks and exposures and the steps Management has taken or intends to take to manage and control such risks. The Committee will, to the extent it considers appropriate:

•	periodically meet with Management to review such areas of risk and discuss steps to govern the process by which risk assessment and management is undertaken by Management;

•	oversee activities of the internal audit function including staffing, training, budget, audit planning and charter, review significant issues raised by its periodic reports, and Management’s responses, review its responsibilities, authorities and reporting relationships, and assure the continuing independence and objectivity of the internal auditors;

•	approve decisions regarding the appointment or removal of the chief audit executive;

•	periodically, meet privately with the chief audit executive to discuss any matters that require confidential and/or discreet discussion, review and/or handling;

•	review with the chief legal officer and other appropriate Management, legal and regulatory matters that may have a material impact on the financial statements;

•	review with the chief audit executive, chief legal officer and other members of Management as deemed necessary by the Committee, the scope and effectiveness of the Corporation’s compliance policies, procedures and activities;

•	review, as necessary, with the chief audit executive and other members of Management as appropriate, the procedures established for the receipt, retention, and treatment of complaints received, including confidential, anonymous submissions by employees, or others, of concerns regarding questionable accounting or auditing matters, and significant cases of alleged employee conflict of interest, ethical violations, misconduct, or fraud, the volume and nature of calls to the “Internal Audit Hotline” and other matters similar in nature; and

•	receive annually the results of internal audit reviews of officers’ expense accounts/perquisites and employee conflict-of-interest questionnaires.

(4)	Appropriately record deliberations and decisions of the Committee and regularly report to the Board the Committee’s activities and conclusions with respect to the principal matters it has considered and such other items as the Board may request, including (a) the Committee’s review and discussion of the quarterly and annual audited financial statements with Management and the independent auditor and its recommendation that the Corporation’s audited financial statements be included in the annual Form 10-K filing with the SEC; (b) any mandatory report that the Committee has approved for inclusion in a proxy statement of the Corporation or mandatory affirmation regarding the independence and qualifications of members of the Committee; (c) its assessments and conclusions concerning the Committee’s annual review and evaluation of the adequacy of this Charter; and (d) its assessments and conclusions concerning the Committee’s annual performance evaluation.

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ÚDETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNETÚ

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Votes MUST be indicated

 (x) in Black or Blue ink.

Norfolk Southern Corporation recommends a vote FOR the following items, and this proxy card will be voted accordingly if no choice is specified:

		For	Withhold	Exceptions*
		All	For All				For	Against	Abstain
1.	ELECTION OF DIRECTORS	☐	☐	☐	2.	Ratification of the appointment of KPMG LLP, independent registered public accounting firm, as Norfolk Southern’s independent auditors for the year ending December 31, 2006.	☐	☐	☐
Nominees – 2009:
1. Daniel A. Carp, 2. Steven F. Leer, 3. Charles W. Moorman, IV

Exceptions
*(Instructions: To withhold authority to vote for individual nominee(s), mark the “Exceptions” box and write the name(s) on the above blank line; proxy will be voted FOR remaining nominees.)

	In addition, in their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.					To change your address, please mark this box and write your new address below.			☐

Please sign exactly as the name appears hereon. If stock is held in names of joint owners, both should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or authorized representative, please indicate full title as such

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.
	Date	Share Owner sign here	Co-Owner sign here

ÚDetach Proxy Card HereÚ

NORFOLK SOUTHERN CORPORATION

THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 11, 2006

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints and authorizes Gerald L. Baliles, Gene R. Carter and Landon Hilliard, and each or any of them, proxy for the undersigned, with full power of substitution, to represent and vote all shares of Norfolk Southern common stock held by the undersigned with the same force and effect as the undersigned at the Annual Meeting of Stockholders of Norfolk Southern Corporation to be held at The Roper Performing Arts Center, 340 Granby Street, Norfolk, Virginia, on Thursday, May 11, 2006, at 10:00 A.M., Eastern Daylight Time, and at any adjournments, postponements or reschedulings thereof, upon the matters more fully set forth in the Proxy Statement, dated March 23, 2006, and to transact such other business as properly may come before such meeting(s).

The undersigned acknowledges receipt of the Notice and Proxy Statement dated in each case March 23, 2006. All other proxies heretofore given by the undersigned to vote shares of Norfolk Southern common stock are expressly revoked hereby.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE OTHER SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND RATIFICATION OF KPMG AS INDEPENDENT AUDITORS.

(Continued, and to be MARKED, DATED AND SIGNED on the other side)

NORFOLK SOUTHERN CORPORATION
P.O. BOX 11145
NEW YORK, N. Y. 10203-0145